PRESS RELEASE FOR IMMEDIATE RELEASE

CONTACT:	Maurice Cox 402-444-1630	NASDAQ: APRO

Jack Cassidy 212-935-8760

America First Apartment Investors, Inc. To Acquire
The Greenhouse in Omaha, Nebraska for $15.2 Million

High-End, Mid-Rise Apartment Property Complements
APRO’s Multifamily Portfolio

Omaha, Neb., January, 24, 2006 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced it has signed a purchase and sale agreement to acquire The Greenhouse, a high-end, mid-rise apartment building in downtown Omaha for $15.2 million cash. The acquisition also includes a leasehold interest on an adjacent parking garage with 150 parking spaces. The transaction is expected to close by January 31, 2006.

“The Greenhouse will be an excellent addition to APRO’s growing multifamily portfolio,” stated Jack Cassidy, APRO’s Chief Executive Officer. “Having fee-managed The Greenhouse since November 2004, we are extremely pleased to acquire this valuable asset, which is located just one block east of APRO’s operational headquarters. The acquisition adds a downtown location to our primarily suburban portfolio and provides us with a second Omaha property to complement Tregaron Oaks Apartments.”

Mr. Cassidy continued, “Although we intend to continue operating The Greenhouse as a luxury rental apartment community for the next few years, its location and quality offers the potential of conversion to condominiums. We anticipate several other apartments in the immediate submarket will soon be converting to condominiums, which we believe will further strengthen the rental market.

“With the recent completion of the internalization of APRO, the acquisition of The Greenhouse is the continuation of our strategic plan to selectively expand our apartment portfolio with quality assets offering positive growth prospects,” added Mr. Cassidy.

About The Greenhouse

Originally constructed in 1907 as a warehouse for a dry goods company and a pharmaceutical company, The Greenhouse is located at the eastern end of Omaha’s Gene Leahy Mall overlooking the Heartland of America Park, the Missouri River and the expansive ConAgra Foods corporate headquarters campus complex. From 1985 to 1989 the nine-story, brick warehouse was redesigned, gutted and converted into an apartment building consisting of 126 one, two and three bedroom units over eight floors with 12,000 square feet of commercial space on the ground level.

The Greenhouse is ideally located within walking distance of Omaha’s popular Old Market district, which offers more than 100 businesses including restaurants, retail shops, art galleries, pubs and coffee shops. Within three blocks of the property, downtown Omaha has recently added a newly constructed convention center; the 16,000 plus seat Qwest Center arena host to major concerts, collegiate basketball and hockey games; the new Holland Performing Arts Center; and a full service 450 room hotel. Additionally, within walking distance of The Greenhouse, over two million square feet of new office space was constructed during the past three years, including new headquarters for the Union Pacific Railroad and the First National Bank of Omaha.

The Greenhouse’s occupancy has averaged 96% over the last three years. Rental revenue increases at the property have averaged in excess of 4% per annum over the last two years.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 28 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.